                                                                   EXHIBIT 10.14

                                            *** CERTAIN CONFIDENTIAL INFORMATION
                                            CONTAINED IN THIS DOCUMENT
                                            (INDICATED BY ASTERISKS) HAS BEEN
                                            OMITTED AND FILED SEPARATELY WITH
                                            THE SECURITIES AND EXCHANGE
                                            COMMISSION PURSUANT TO A REQUEST FOR
                                            CONFIDENTIAL TREATMENT UNDER 17
                                            C.F.R. SECTIONS 200.80(B)(4),
                                            200.803 AND 230.406

                   TERRITORIAL SOFTWARE DISTRIBUTION AGREEMENT

This Territorial Software Distribution Agreement ("Agreement") is entered into this 14th day of April, 2004 (the "Effective Date"), by and between Lindows, Inc., a Delaware corporation ("Supplier") and livedoor Co., Ltd., a Japanese corporation ("Distributor").

WHEREAS, Supplier and Distributor previously entered into a Software Distribution Agreement dated March 17, 2003 (the "Previous Agreement"); and

WHEREAS, the Previous Agreement shall expire on August 29, 2004, and Supplier and Distributor desire to enter into this Agreement to continue the relationship of the parties, whereby Distributor shall remain Supplier's exclusive distributor of the Product in the Territory during the Licensed Term; and

WHEREAS, Supplier and Distributor understand and agree that this Agreement shall replace and supersede the Previous Agreement and all provisions thereof, and all other agreements between the parties, written or oral.

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS:

      (a) "Branding Guidelines" means Lindows' proprietary trade names, trade dress, service marks, trademarks, logos, and indicia of origin and other distinctive branding features as specified in the Lindows Branding Guidelines attached hereto as Exhibit "C."

      (b) "Customer" shall mean retail and end user purchasers of the Product within the Territory.

      (c) "Documentation" shall mean the end user manuals relating to the Software and services and related materials provided by Supplier to Distributor hereunder.


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
      (d) "Gold Master" shall mean a master disk image of the Software as made available for delivery to Licensee via electronic download at the Builder website http://www.lindows.com/builder or any successor website thereto or on CD-ROM or other media.

      (e) "OEM Customer" shall mean computer builders, system integrators of computers, and value-added resellers of computers pre-installing LindowsOS on complete computer systems actually within the Territory and who execute a valid Builder Agreement located at http://www.lindows.com/licenses with Supplier.

      (f) "Product" shall mean the Software and Documentation listed on Exhibit "A" attached hereto, including any modification, improvements, alterations, translations, localizations, innovations, or changes of any kind performed on the Software or Documentation by Distributor.

      (g) "Services" shall mean the services set forth in Exhibit "A" attached hereto.

      (h) "Software" shall mean the computer program(s) listed in Exhibit "A" in machine executable object code format only.

      (i) "Territory" shall mean the Nation of Japan.

      (j) "Update" shall mean versions of the Product, including version patches, subsequently released to the public for the purpose of correcting errors and fixing software bugs, which shall be given by Supplier to Distributor, pursuant to the terms set forth in Section 6(c). "Updates" does not include subsequent versions of the Product that contain new features or functionality, or which are considered a new software product.

2. APPOINTMENT: In consideration of the Exclusive Licensing Fee (as defined in
Section 5 below), Supplier hereby appoints Distributor, and Distributor hereby accepts the appointment, as Supplier's sole and exclusive distributor in the Territory for the Licensed Term (as defined in Section 9 below) to distribute Localized Product (as defined in Section 2(d) below) on CD-ROM disks and repackaged as set forth in Section 2(a) below directly to Customers in the Territory. Subject to Section 2(j) below, the restrictions set forth in Section
(i) below, and the other terms and conditions of this Agreement, Supplier hereby grants to Distributor a non-transferable, personal, non-sublicensable, except as expressly set forth in this Section below, without the right to have Distributor's rights exercised on behalf of Distributor by a third party, limited right and license in the Territory during the Licensed Term of this Agreement to:

      (a) Copy and install the Software portion of the Localized Product (as defined in Section 2(d) below) in object code format only onto copies of CD-ROM disks and repackage such CD-ROM disks and the Documentation portion of the Localized Product and with an end user license agreement (the "End User License Agreement") with terms substantially the same as those set forth in Exhibit "B," both for distribution to Customers for retail sale within the Territory;

      (b) Distribute the Localized Product to Customers with and pursuant to the End User License Agreement directly through Distributor's retail locations within the Territory and Distributor's online retail site within the Territory.

      (c) Set up OEM Customers for the distribution of Software, Documentation and Localized Product pre-installed on the respective OEM Customer's computer system products. Specifically this appointment shall be non-exclusive, Supplier's OEM Customers shall be entitled to sell computer systems with the Software and/or Documentation installed within the Territory, but Supplier will not engage in securing OEM Agreements within the Territory, unless in coordination with, and with compensation to Distributor as provided herein. Distributor shall distribute the Software, Documentation and Localized Product only to OEM Customers who have executed a valid Builder Agreement with Supplier, only for installation in the Territory by such OEM Customer on such OEM Customer's computer systems, only for distribution pre-installed on such OEM Customer's computer systems within the Territory, and only for distribution to Customers with and pursuant to the End User License Agreement.

      (d) Translate and localize the English version of the Product into appropriate Japanese language using the pre-existing translation applications available to create a localized Product (the "Localized Product"). Supplier reserves the right to terminate this Agreement in its sole and complete discretion in the event that the Localized Product, does not operate effectively or provide all defined functions, or is not accurate. Any translation and localization problems or defects which do not entail Software malfunctioning, operating defects, or inaccuracies shall not be deemed as a failure of Supplier's reasonable requirements and shall not justify the termination of this Agreement. Distributor shall have forty-five (45) days to cure to Supplier's satisfaction after receiving written notification by registered letter of Supplier's intention to terminate this Agreement, which notification shall contain a detailed description of the grounds and requirements which are deemed not to be satisfied. Absent the above-mentioned notice and cure period, any termination shall be void and to not effect.

      (e) Sublicense to third party distributors in the Territory Distributor's rights under Sections 2(b) and 2(e) only, and to third party retailers in the Territory Distributor's rights under Section 2(b) only, both pursuant to an agreement consistent with and substantially the same as this Agreement (except such agreement shall not include the rights set forth in Sections 2(c), 2(d) and 2(f)).

      (f) Sublicense the Localized Product to Customers pursuant to the End User License Agreement.

      (g) Use the Product internally solely for the purpose of providing customer support services, demonstrations and marketing purposes.

      (h) For clarity, Distributor's rights under Section 2(b) shall include the right for Distributor to distribute downloadable versions of the Localized Product on-line and via the Internet, using both Distributor's facilities and hardware resources for e-commerce, and any services, facilities and hardware resources supplied by third party retailers who are validly sublicensed pursuant to Section 2(e). If deemed necessary by any of the parties, further terms and conditions or the material sale implementation procedures shall be settled with a further agreement between the same parties, which shall be executed within a reasonable amount of time after request in writing from either party.

      (i) Subject to Section 2(j) below, Distributor shall not, and shall ensure that any OEM Customer, distributor, retailer, Customer, or other third party does not: (a) copy, reproduce, distribute or otherwise make available the Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing except as and to the extent expressly authorized herein and by Supplier; (b) translate, adapt, enhance, create derivative works of or otherwise modify the Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing, except as expressly set forth in
Section 2(d) above, (c) decompile, disassemble or reverse engineer (except as and to the extent permitted by applicable local law), or extract ideas, algorithms, procedures, workflows or hierarchies from, the Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing, (d) use the Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing to provide facility management, service bureau or similar services to third parties; or (e) reproduce or use in any manner (except solely as and to the extent expressly authorized under Section 2 above), or remove, destroy, obscure or alter any Lindows.com Branding Features or any related materials placed on or contained within the Software, Documentation, or Product or any portion or element of any of the foregoing. Distributor shall not, and shall not allow any other OEM Customer, distributor, or retailer to, make any representation or warranty binding on or purporting to bind Supplier, including but not limited to in connection with the performance, condition, title, non-infringement, merchantability, fitness for a particular purpose, system integration or data accuracy of the Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing, and Distributor shall disclaim all warranties implied by law and other warranties to the maximum extent permitted by applicable law. Distributor shall comply strictly with all United States import and export regulations (and any similar regulations in foreign countries) and shall obtain all required licenses, approvals and/or other clearances to export, re-export or import, as applicable, the Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing, and any associated technical data, including, but not limited to, where a Software, Documentation, Product or Localized Product or any portion or element of any of the foregoing is installed on computer system.

      (j) Certain software, or portions thereof, included in the Software are distributed under the GNU General Public License ("GPL"), other similar open source license agreements and other third party agreements which contain terms that expand (or restrict) Distributor's and/or third parties' rights to certain portions of the Software. The GPL and other similar open source license agreements permit Distributor and/or third parties to copy, modify, redistribute and have access to the source code of certain portions of the Software. The GPL, other similar open source license agreements, other third party agreements, on-line documentation, source code, and other information about all such software programs are available at the website http://www.lindows.com/licenses. To the extent the GPL, other similar open source license agreements or other third party agreements require Supplier to provide rights to the applicable portions of the Software that are broader than the rights granted elsewhere in this Agreement, then the GPL and/or other similar open source license agreements shall take precedence over the rights and restrictions set forth in this Agreement. Nothing in this Section 2(j) shall permit Distributor or any third party to use the Lindows.com Branding Features in connection with exercising the rights granted under the GPL, other similar open source license agreements or other third party agreements.

3. OBLIGATIONS OF DISTRIBUTOR:

      (a) Diligence. Distributor shall use commercially reasonable efforts to promote the marketing and distribution of the Product to realize the maximum sales potential for the Product in the Territory. Except as expressly set forth herein, Distributor shall be solely responsible for all costs and expenses related to the advertising, marketing, promotion, and distribution of the Product and for performing its obligations hereunder.

      (b) Repackaging. Any retail repackaging of the Product must be approved by Supplier before the distribution of the Product in the Territory, provided, however, that such approval shall not be unreasonably withheld.

      (c) Translation; Localization. Distributor shall translate or localize the Product into the Japanese language as provided in Section 2(d), provided, however, that Supplier retain and shall have all ownership rights in and to the Software, Documentation, Product, and Localized Product. Distributor understands and agrees that Supplier shall have the right, at its sole and absolute discretion, to sell and distribute the Localized Product to end users or OEM customers outside of the Territory. Distributor shall provide a copy of any and all publicly released versions of the Localized Product ten (10) days prior to the release of the Localized Product.

      (d) Product Support.

            (i) Distributor shall provide reasonable technical support to Customers, including, without limitation: (a) maintaining trained and competent technical and engineering support personnel for the Localized Product who are sufficiently knowledgeable with respect to the Localized Product to answer Customer questions regarding the use and operation of the Product, (b) responding promptly to requests for technical support from Customers, and (c) providing technical support services to address and resolve Customers' support requests with respect to the Localized Product.

            (ii) Distributor shall ensure that all Customer questions regarding the use or operation of the Localized Product are initially addressed to and answered by Distributor. Unless otherwise agreed in writing by Supplier, Distributor shall not represent to any third party that Supplier is available to answer questions from any Customer directly.

      (e) End User License. Prior to providing any Customer with any Software, Distributor shall ensure that each Customer has read and agreed to the terms and conditions of, and validly executed, the End User License Agreement, which shall be contained in each software unit. As set forth more fully in Section 2(i), Distributor shall not conduct, support, or permit, and shall not authorize any third party to conduct, support, or permit, the copying, modification, alteration, reverse engineering, disassembly or decompiling of the Product.

4. OBLIGATIONS OF SUPPLIER:

      (a) Marketing Support. Supplier shall provide Distributor with reasonable marketing support, including providing reasonable quantities of Supplier's advertising and promotional materials, pricing information and technical data related to the Product. Supplier may also from time to time provide, at Supplier's sole discretion, monetary support for certain marketing and promotional activities involving the Product, such as exhibitions, conventions, trade shows, and advertisements.

      (b) Japanese Language CNR Warehouse Aisle. Supplier shall maintain an aisle within the CNR Warehouse containing references to software applications which may be of interest to Japanese-speaking end users, including, maintaining bandwidth and infrastructure necessary to support such aisle. Supplier shall exercise its sole and absolute discretion as to which software applications to place within such Japanese language aisle.

5. EXCLUSIVE LICENSING FEE: In consideration of Supplier's appointment of Distributor as its exclusive distributor in the Territory pursuant to Section 2 above, Distributor shall pay Supplier a fully earned, nonrefundable, exclusive licensing fee of *** (the "Exclusive Licensing Fee"). The Exclusive Licensing Fee shall be paid in four (4) payments according to the following schedule:

                    PAYMENT NO.      DATE      AMOUNT
                    -----------      ----      ------
                         1           ***        ***

                         2           ***        ***

                         3           ***        ***

                         4           ***        ***

            All payments by Distributor to Supplier under this Section 5 shall be in U.S. Dollars via certified check or electronic wire transfer. In the event that Distributor fails to make payment of the Exclusive Licensing Fee according to the schedule above, Supplier shall notify Distributor that Distributor is in breach of this Section 5 pursuant to the Notice provision in Section 15(l) below, and Distributor shall have thirty (30) days from the date Distributor receives such notice to cure such breach, and Supplier shall charge Distributor a one percent (1%) late fee for any such amount due to Supplier (the

"Late Fee"). In addition to the Late Fee, the past due amount shall accrue interest at eighteen percent (18%) per annum. If, after thirty (30) days from the date Distributor receives notice of such breach, Distributor has not paid Supplier the amounts due, plus the Late Fee, with interest, Supplier shall, at its sole and absolute discretion, elect to terminate this Agreement, upon which the Exclusive Licensing Fee, in its entirety, plus the Late Fee, with interest, shall immediately become due and payable to Supplier, and Distributor shall no longer be entitled to any of the rights granted in Section 2 above.

6. PRICE/PAYMENT:

      (a) Per Unit License Fee. Pursuant to Section 2(a) above, for each CD-ROM disk copied from the Gold Master, and for each Service purchased from Supplier, Distributor shall pay a per-unit licensing fee to Supplier (the "Per Unit License Fee"). During the Licensed Term (as defined in Section 9 below), Distributor shall pay Supplier the Per Unit License Fee according to the following schedule:


                          PRODUCT                          PRICE
                          -------                          -----
                LindowsOS (Retail Version)                  ***

                LindowsOS (OEM Version)                     ***

                LindowsOffice with StarSuite                ***

                LindowsLive (CD)                            ***

                Lindows Laptop Edition                      ***

         SERVICE                PRICE             MINIMUM UNITS PURCHASED
         -------                -----             -----------------------
LindowsPlus Membership           ***                     ***

VirusSafe                        ***                     ***

            Distributor shall purchase the number of minimum units of services above, and thereafter, shall be able to purchase any number of units without a minimum unit requirement. All payments by Distributor to Supplier under this
Section 6(a) shall be made in U.S. Dollars via certified check or electronic wire transfer. Distributor shall provide Supplier, on a monthly basis, sales, shipment, inventory, and other written or electronic reports relating to Distributor's activities under this Agreement during the prior month. All payments made by Distributor to Supplier shall be made within thirty (30) days from the date of each monthly report.

      (b) Expiration of the Licensed Term. Distributor understands and agrees that the Per Unit License Fee set forth in Section 6(a) above shall only be valid during the Licensed Term of this Agreement. Distributor further understands and agrees that all Product, or Localized Product, copied by Distributor pursuant to the terms of this Agreement shall be shipped from Distributor's manufacturing facility by the end of the Licensed Term. Distributor shall have no right to ship from Distributor's manufacturing facility, any Product, or Localized Product, copied pursuant to the terms of this

Agreement, after the expiration of the Licensed Term. Any Product, or Localized Product, copied pursuant to the terms of this Agreement, which remains unsold by Distributor upon expiration of the Licensed Term, if any, shall be destroyed by Distributor, at Distributor's expense, and Distributor shall provide Supplier with a record of all destroyed Product or Localized Product. Any Services purchased pursuant to the terms of this Agreement, which remain unsold by Distributor upon expiration of the Licensed Term, if any, shall be sold within ninety (90) days from the end of the Licensed Term.

      (c) Updates. In the event Supplier makes available to the public, any Updates for the Products listed in Section 6(a), Supplier shall give such Updates to Distributor, free of charge, with the exception that no Updates shall be given to Distributor after the expiration of the Licensed Term. Distributor understands and agrees that Supplier shall not give any Updates for any of the Products after the expiration of the Licensed Term. Distributor shall have the right to distribute such Updates, pursuant to the license granted in Section 2 of this Agreement.

      (d) Taxes. The prices set forth in Section 6(a) above do not include any Japanese taxes, including franchise, sales and use taxes, if any. Distributor shall be solely responsible for payment of any and all such taxes or obligations, including any fines, penalties, or interest relating thereto. Notwithstanding the foregoing, any sum required under applicable tax laws to be withheld by Distributor for account of Supplier from payments due to Supplier, shall be withheld and shall be promptly paid by Distributor to the appropriate tax authorities. Distributor shall furnish Supplier official tax receipts or other appropriate evidence issued by tax authorities sufficient to enable Supplier to file a claim for credit in respect of any sum so withheld against its home country's income taxes.

      (e) Product Identification Numbers. For all Services that Distributor purchases during the Licensed Term pursuant to Section 6(a) above, Supplier shall provide Distributor with the product identification numbers for the corresponding Services within ten (10) days of receipt of Distributor's payment for such Services.

      (f) Books and Records; Audit. Both parties shall maintain complete books, records and accounts relevant to computation and accounting for amounts payable under this Agreement. Each party agrees to allow an independent certified public accountant the right to audit and examine such books, records and accounts during normal business hours no more than once per year upon ten (10) days notice at such examining party's expense, to verify the accuracy of the reports and payments made under this Section 6. In the event any such audit reveals that a party has knowingly breached a material obligation hereunder, then, in addition to such other remedies as such examining party may have, the audited party shall pay or reimburse to the examining party the cost of such audit.

7. REPLACEMENT OF THE PREVIOUS AGREEMENT:

      (a) Distributor understands and agrees that the Previous Agreement shall terminate on the Effective Date of this Agreement. Within ten (10) days of the Effective Date of this Agreement, Distributor shall provide Supplier with a full accounting of all Product in Distributor's inventory as of the Effective Date. Any Product remaining in Distributor's inventory as of the Effective Date, shall, at no charge to Distributor, become subject to the terms and conditions of this Agreement. Any new Product copied by Distributor after the Effective Date, and during the Licensed Term of this Agreement, shall be copied at the Per Unit License Fee set forth in Section 6(a) above.

      (b) Distributor understands and agrees that this Agreement shall replace and supersede the Previous Agreement and all provisions thereof, and all other agreements between the parties, written or oral. Distributor further understands and agrees that the terms and conditions of this Agreement shall prevail in the event of any discrepancy or conflict between this Agreement and the Previous Agreement, unless otherwise agreed to in a document signed by each of the parties hereto.

8. LIMITED WARRANTY:

      (a) Limited Warranty. Subject to the provisions of this Section 8, Supplier warrants that for a period of sixty (60) days from the date Distributor receives any Gold Master ("Warranty Period"), the Software will conform to the specifications expressly set forth in the Documentation provided by Supplier. In the event that the Software fails to conform to such specifications during the Warranty Period, Supplier shall use commercially reasonable efforts to repair and correct such errors so that the Software conforms to such specifications.

      (b) Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 8(a) ABOVE, SUPPLIER MAKES NO WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, AND SUPPLIER SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING THE FOREGOING, SUPPLIER DOES NOT EXCLUDE LIABILITY TO THE EXTENT THAT SUCH LIABILITY MAY NOT BE EXCLUDED OR LIMITED BY LAW.

      (c) Customer Claims. Distributor shall ensure that all Customer claims for warranty, repair, or replacement are addressed to Distributor and not to Supplier.

9. TERM AND TERMINATION:

      (a) Licensed Term. This Agreement shall commence upon the Effective Date and shall continue in full force and effect until August 29, 2005 ("Licensed Term"), unless terminated earlier in accordance with the provisions of this Agreement.

      (b) Breach. If a party is in material breach of this Agreement and has failed to cure such material breach within thirty (30) days after receiving written notice from the other party of such material breach, the party not in breach may terminate this Agreement. Without limiting the foregoing, either party may terminate this Agreement effective upon written notice to the other party stating such party's intention to terminate, in the event the other party:

            (i) ceases to function as a going concern or to conduct operations in the normal course of business;

            (ii) has a petition filed by or against it under any bankruptcy or insolvency law which petition has not been dismissed or set aside within sixty
(60) days of its filing; or

            (iii) fails to perform any of its obligations under this Agreement so as to be in default hereunder and fails to cure such default within thirty
(30) days after receiving written notice of such default from the other party.

      (c) Customer Support. Distributor may continue to use the Product after termination of this Agreement to provide customer support services as set forth in Section 3(d) above, provided, however, that Distributor is not in breach or default of payment, pursuant to Sections 5 and 6(a) above.

      (d) No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Supplier or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to termination.

      (e) Survival. The following provisions shall survive expiration or any termination of this Agreement: Sections 8, 9(c)-(f), 10, 11, 13, 15, and the last sentence in Section 12(b).

      (f) Return of Materials. All Software, Documentation, Product, trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind shall remain the property of Supplier. Within thirty (30) days after the effective date of termination of this Agreement, Distributor shall at Supplier's option, destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to Supplier or Supplier's designee, as Supplier may direct, at Supplier's expense. Distributor shall not make or retain any copies of any Confidential Information (as defined in Section 10 below), which may have been entrusted to it.

10. CONFIDENTIALITY AND PROPRIETARY RIGHTS:

      (a) Confidential Information. The term "Confidential Information" shall mean any information disclosed by one party to the other party pursuant to this Agreement or either party's activities hereunder, including, without limitation, technical data, product design and development, sales information, quantity and kind of products licensed, prices and methods of pricing, marketing techniques and plans, product returns, unannounced products, product and process information, and any other information which, if disclosed to others, might be competitively detrimental to either party.

      (b) Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement herein, and shall not disclose such Confidential Information to any third party, except as expressly authorized in Section 10(c) below. Without limiting the foregoing, each of the parties shall use at least the same degree of care it uses to prevent the disclosure of its own Confidential Information of like importance, to prevent the disclosure of Confidential Information of the other party. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

      (c) Exceptions. Confidential Information excludes information that: (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the Confidential Information; (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement, by the receiving party; or (vi) is disclosed generally to third parties by the disclosing party without restrictions similar to those contained in this Agreement. The receiving party may disclose the other party's Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body.

      (d) Proprietary Rights. Distributor agrees that Supplier retains all of its right, title and interest in and to all patent rights, trademarks, trade names inventions, copyrights, know-how and trade secrets relating to the Product, including modifications, translations, and/or localizations of the Product performed by Distributor, or the product lines that include the Product, and the design, manufacture, operation or service of the Product. To the extent that the Product contains or incorporates intellectual property of parties other than Supplier, Distributor agrees to respect such third party rights and abide by any terms and conditions contingent upon grant and use of such rights, and that such third parties retain any such rights, if applicable. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason such authorization will cease, subject to Section 9(d). Distributor shall not (and shall require that its Customers do not) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or embedded by

Supplier on or in any Product. Distributor hereby irrevocably assigns and agrees to assign to Supplier, without additional consideration, all right, title and interest in and to the Localized Product, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof. Distributor shall (a) disclose promptly to Supplier the Localized Product and any new version thereof, and (b) whether during or after the term of this Agreement, execute such written instruments and do such other acts as may be necessary in the opinion of Supplier to obtain a patent, register a copyright or otherwise evidence or enforce Supplier's rights in and to such Localized Product (and Distributor hereby irrevocably appoints Supplier and any of its officers as its attorney in fact to undertake such acts in its name). To the extent, if any, that Distributor retains any right, title or interest in or to the Localized Product, Distributor hereby grants to the Supplier a perpetual, irrevocable, fully paid-up, transferable, sublicensable, worldwide right and license (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Supplier) all or any portion of such Localized Product, in any form or media (now known or later developed); (b) to modify all or any portion of such Localized Product, including, without limitation, the making of additions to or deletions from such Localized Product, regardless of the medium (now or hereafter known) into which such Localized Product may be modified and regardless of the effect of such modifications on the integrity of such Localized Product; and (c) to identify Distributor, or not to identify Distributor, as one or more authors of or contributors to such Localized Product or any portion thereof, whether or not such Localized Product or any portion thereof have been modified. Distributor further waives any "moral" rights or other rights with respect to attribution of authorship or integrity of such Localized Product Distributor may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

11. PATENT/COPYRIGHT/TRADEMARK WARRANTY AND INDEMNIFICATION:

      (a) Indemnity. Provided Distributor adheres to the Branding Guidelines set forth by Supplier, Supplier represents and warrants that the Product or any part thereof, does not violate or infringe any patent, copyright, trademark, trade secret or other proprietary right of any third party. Supplier agrees, at its own expense, to defend any third party claim, suit or proceeding (collectively, "Action") brought against Distributor alleging the Product infringes any patent, copyright, trademark, trade secret or other proprietary right of Supplier in existence as of the Effective Date, subject to the limitations hereinafter set forth. Supplier agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor on such issue in any such Action. Distributor shall notify Supplier promptly in writing of such Action filed against Distributor and shall have the right, but not the obligation, to participate in the defense of any such suit or proceeding at Distributor's expense. Distributor will provide the Supplier with proper and full information and its reasonable assistance in the defense of any claim, suit or proceeding, at Supplier's expense. If it is adjudicatively determined that the Product, or any part thereof, infringes any patent, copyright or trademark, or if the sale or use of the Product, or any part thereof, is, as a result, enjoined, or in the event of any pending or threatened claim or infringement, then Supplier may, at its election, option, and expense: (i) procure for Distributor the right under such patent, copyright or trademark to sell or use, as appropriate, the Product or such part thereof;
(ii) modify the Product or part thereof; or (iii) cease distribution of the Product, or part thereof, and refund any payments including (x) any minimum product or services purchases under Section 6 paid by Distributor for such Product/Service and (y) a pro rata portion of any paid installment of the exclusive licensing fees that became due under the schedule set forth in Section 5 within 90 days from the date of such election/option to cease distribution of the Product (for example if such election is made 30 days from the date an installment became due, then Supplier shall refund two-thirds of such installment), and Distributor's obligations to pay all remaining exclusive licensing fee installments shall be terminated.

      (b) Modifications to Branding Guidelines. Supplier reserves the right to modify the Branding Guidelines from time to time, and shall give Distributor notice of any such modifications. Within thirty (30) days of receipt of notice of any modifications to the Branding Guidelines, Distributor shall act to assure that all Product, Product marketing materials or other promotional matter complies with the Branding Guidelines. If at any time Distributor fails to follow the Branding Guidelines, Supplier shall be relieved of any obligation set forth in Section 10 relating to or resulting from such failure.

12. USE OF TRADEMARKS/TRADE NAMES:

      (a) Trademarks. During the Licensed Term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of Supplier's Product and to advertise such Product under the trademarks, marks, and trade names of Supplier and in the promotion and distribution of the Product; provided, however, that upon thirty (30) days prior written notice to Distributor, Supplier may substitute alternative marks for any or all of such Supplier's trademarks used by Distributor. All representations of Supplier's trademarks that Distributor intends to use shall first be submitted to Supplier for approval (which shall not be unreasonably withheld) of design, color and other details or shall be exact copies of those used by Supplier. In addition, Distributor shall fully comply with all reasonable guidelines, if any, communicated by Supplier concerning the use of Supplier's trademarks.

      (b) Use. Distributor shall not alter or remove any of Supplier's trademarks affixed to the Product by Supplier. Except as set forth in this
Section 12, nothing contained in this Agreement shall grant or shall be deemed to grant to Distributor any right, title or interest in or to Supplier's trademarks. All uses of Supplier's trademarks shall inure solely to the benefit of Supplier and Distributor shall obtain no rights with respect to any of Supplier's trademarks, other than the right to distribute Product as set forth herein, and Distributor irrevocably assigns to Supplier all such right, title and interest, if any, in any of Supplier's trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Supplier's trademarks (except to the extent expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Supplier. Upon termination of this Agreement, Distributor shall immediately cease to use all of Supplier's trademarks.

13. LIMITATION OF LIABILITY: EXCEPT FOR DISTRIBUTOR'S OBLIGATIONS UNDER SECTION 15(C), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OR ANY OTHER SPECIAL, RELIANCE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE. THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. NEITHER PARTY'S LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL EXCEED THE AGGREGATE AMOUNTS PAID BY DISTRIBUTOR TO SUPPLIER HEREUNDER. NOTWITHSTANDING THE FOREGOING, THIS SECTION 13 SHALL NOT BE APPLICABLE WITH REGARD TO ANY BREACH OR LIABILITY UNDER SECTIONS 10 AND 11.

14. COMPLIANCE WITH LAWS:

      (a) Export Control. Distributor understands and acknowledges that Supplier is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Supplier to provide the Product, as well as any other technical information or assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor litigation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. Distributor agrees to cooperate with Supplier including, without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Distributor warrants that it shall comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time. Distributor further agrees not to resell Product to any organization, public or private, which engages in the research or production of military devices, armaments, or any instrument of warfare, including biological, chemical and nuclear warfare.

      (b) Governmental Approvals. Distributor represents and warrants that it has obtained all required approvals of the government within the Territory in connection with this Agreement and that the provisions of this Agreement and the rights and obligations of the parties hereunder, are enforceable under the laws within the Territory. Supplier represents and warrants that it has obtained all required approvals of the United States government in connection with this Agreement and that the provisions of this Agreement and the rights and obligations of the parties hereunder, are enforceable under the laws of the United States of America.

15. MISCELLANEOUS PROVISIONS:

      (a) Independent Contractors. The relationship of Supplier and Distributor established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

      (b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign any of its rights, obligations, or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party, which consent shall not be withheld unreasonably.

      (c) Indemnity. Except for warranty claims for which Supplier is liable under Section 8 and infringement claims covered by Section 11, Distributor agrees to indemnify and hold Supplier harmless against any cost, loss, liability, or expense (including attorneys' fees) arising out of third party claims against Supplier relating to Distributor's use and distribution of the Product.

      (d) No Implied Waivers. The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

      (e) Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provision.

      (f) Force Majeure. Except for payment of monies, neither party shall be liable for failure to fulfill its obligations under this Agreement or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of terror, man-made or natural disasters, earthquakes, fire, riots, flood, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

      (g) Conflicting Terms. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgement, confirmation or any other document issued by either party effecting the purchase and/or sale of Product.

      (h) Authority. The parties executing this Agreement on behalf of Supplier and Distributor represent and warrant that they have the authority from their respective governing bodies to enter into this Agreement and to bind their respective companies to all the terms and conditions of this Agreement.

      (i) English Language. English shall be used as the authoritative text of this Agreement, regardless of the existence of counterparts translated into another language, and all communications, arbitrations, and other adjudications hereunder shall be made and conducted in English.

      (j) Recitals. The parties agree that each and every recital of this Agreement shall be a covenant and agreement as well as a recital of this Agreement.

      (k) Headings. Headings of Sections herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

      (l) Notice. Any notice required or permitted to be given under this Agreement shall be delivered (i) by hand, (ii) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party provided immediately below, or to such other address as a party may designate by written notice in accordance with this Section 15(i), (iii) by overnight courier with proof of delivery, (iv) by email to an officer of such party, with confirming return email, or (v) by fax with confirming letter mailed under the conditions described in (ii) above.

                           "Supplier"
                                    Lindows, Inc.
                                    9333 Genessee Ave., Suite 300
                                    San Diego, CA 92121
                                    FAX: (858) 587-8095

                           "Distributor"
                                    livedoor Co., Ltd.
                                    Roppongi Hills 387, 6-10-1 Roppongi
                                    Hirato-ku, Tokyo, 106-6138, Japan
                                    FAX: 81-3-51213-2237

      (m) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this Agreement must be in writing and signed by the duly authorized officers of the parties. This Agreement may be executed in counterparts and delivered by facsimile, all of which shall together be effective as a single original.

      (n) Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. Nothing in this Agreement is intended or will be construed to give any person (other than Licensor and Licensee) any legal or equitable right, remedy or claim under this Agreement or any provision hereof.

      (o) Attorney's Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and expenses incurred in addition to any other relief to which it is entitled.

      (p) Further Assurances. Both parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

"Supplier"                                         "Distributor"
LINDOWS, INC.                                      LIVEDOOR CO., LTD.


By:      /s/ Kevin Carmony              By:    /s/ Horie Takafumi
       -----------------------------         -----------------------------------

Name:     Kevin Carmony                 Name:    Horie Takafumi
       -----------------------------         -----------------------------------

Title:    Pres./COO                     Title:  President & CEO
       -----------------------------         -----------------------------------

                                   EXHIBIT "A"

                                    "PRODUCT"

SOFTWARE - (IN OBJECT CODE FORM ONLY)

         LindowsOS (OEM Version)
         LindowsOS (Retail Version)
         LindowsOffice with StarSuite
         LindowsLive (CD)
         Lindows Laptop Edition

SERVICES

         LindowsPlus Membership
         VirusSafe

DOCUMENTATION

                                   EXHIBIT "B"

                           END USER LICENSE AGREEMENT

LindowsOS End User License Agreement

BETWEEN LINDOWS, INC. ("LINDOWS") AND EITHER (1) A FAMILY END-USER ("FAMILY") -- AN INDIVIDUAL END-USER AGREEING TO A FAMILY EDITION LICENSE FOR PERSONAL USE AND USE BY MEMBERS OF SUCH INDIVIDUAL'S HOUSEHOLD OR (2) A BUSINESS END-USER ("BUSINESS") AGREEING TO A BUSINESS EDITION LICENSE FOR AN AGREED UPON NUMBER OF SEATS OR NUMBER OF SIMULTANEOUS USERS, BUT NOT BOTH. THE FAMILY OR THE BUSINESS ("YOU" OR "YOUR"), AS APPROPRIATE, AGREES TO CAREFULLY READ THIS LICENSE AGREEMENT (THIS "AGREEMENT") BEFORE INSTALLING OR USING THE LINDOWSOS SOFTWARE PRODUCT (INCLUDING ALL ACCOMPANYING DOCUMENTATION, ENHANCEMENTS, UPGRADES AND EXTENSIONS THERETO "LINDOWSOS"). INSTALLING OR OTHERWISE USING THIS PRODUCT INDICATES YOUR ACKNOWLEDGMENT THAT YOU HAVE READ THIS AGREEMENT AND AGREE TO BE BOUND BY AND COMPLY WITH ITS TERMS. IF YOU DO NOT AGREE TO THIS AGREEMENT, PROMPTLY RETURN LINDOWSOS (WITHOUT INSTALLING IT) TO PLACE OF PURCHASE AND ANY MONEY YOU HAVE PAID FOR LINDOWSOS WILL BE RETURNED.

SELECTING THE "I ACCEPT THIS AGREEMENT" OPTION FURTHER CONFIRMS YOUR ACCEPTANCE OF ALL TERMS CONTAINED IN THIS AGREEMENT.

1. LICENSE.

1.1 License.

a. Family License: If You are a Family or Individual, You agree to the following terms of this Section 1.1.a: LindowsOS is a modular operating system made up of individual software components (each individual software component and all accompanying documentation, enhancements, upgrades and extensions thereto are referred to herein as "Software Program(s)") that were created either by Lindows or various individuals and entities ("Third Parties"). Subject to the terms and conditions of this Agreement, Lindows grants You a non-exclusive license to use the object code form of LindowsOS for Your personal use in accordance with the accompanying documentation. You may download and use LindowsOS on multiple computers owned, leased or rented by You; provided, however, You and members of Your Household (a "Household" consists of those individuals that currently reside with You) are the only individuals with the right to use Your licensed copy(ies) of LindowsOS. For example, if You have a desktop computer at home and a laptop computer which You travel with, You may download a copy of LindowsOS on both machines for the personal use of members of Your Household and You. You agree that You are responsible for the members of Your Household's compliance with the terms of this Agreement as though they were You and had agreed to all terms and conditions herein. Except as otherwise expressly set forth herein, You may not (and shall not allow any member of Your Household or any other Third Party to) (i) remove any product identification or other notices; (ii) copy LindowsOS (other than for back-up purposes, for Your personal use on Your multiple machines as set forth in this Section 1.1.a, or for archival purposes);
(iii) provide, lease, lend, use for timesharing or service bureau purposes or otherwise use or allow others to use LindowsOS to or for the benefit of Third Parties, or (iv) modify LindowsOS or incorporate LindowsOS into or with other software, except as may be provided for in this agreement.

b. Business License: If You are a Business, You agree to the following terms of this Section 1.1.b: LindowsOS is a modular operating system made up of individual software components (each individual software component and all accompanying documentation, enhancements, upgrades and extensions thereto are referred to herein as "Software Program(s)") that were created either by Lindows or various individuals and entities ("Third Parties"). Subject to the terms and conditions of this Agreement, Lindows grants You a non-exclusive license for Your authorized users to use the object code form of LindowsOS for Your internal business purposes on Business owned, rented or leased computers in accordance with the accompanying documentation for: (1) solely up to the number of Simultaneous Users purchased by You as set forth at www.lindows.com/businesslicense, regardless of the number of Business owned, rented or leased computers that You download LindowsOS on or (2) solely up to the number of Seats purchased by You as set forth at www.lindows.com/businesslicense. "Simultaneous Users" refers to authorized users that may use LindowsOS at the same time. A "Seat" is a single computer processing unit or "CPU" (including computers with redundant processing systems), whether LindowsOS is installed directly on that CPU or is served from a centralized server. Except as otherwise expressly set forth herein, You and Your authorized users may not (and shall not allow any Third Party or any of Your authorized users to) (i) remove any product identification or other notices; (ii) copy LindowsOS (other than for back-up purposes, for use on multiple Seats as set forth in this Section 1.1.b, or for archival purposes);
(iii) provide, lease, lend, use for timesharing or service bureau purposes or otherwise use or allow others to use LindowsOS to or for the benefit of Third Parties, or (iv) modify LindowsOS or incorporate LindowsOS into or with other software, except as may be provided for in this agreement. You shall keep a current record of the location of each copy of LindowsOS You make.

1.2 Third Party Agreements. Many of the Software Programs included in LindowsOS are distributed under the terms of agreements with Third Parties ("Third Party Agreements") which may expand or limit Your rights to use certain Software Programs as set forth in Section 1.1. Certain Software Programs may be licensed (or sublicensed) to You under the GNU General Public License and other similar open source license agreements ("OSLAs") which, among other rights, permit You to copy, modify and redistribute certain Software Programs, or portions thereof, and have access to the source code of certain Software Programs, or portions thereof. In addition, certain Software Programs, or portions thereof, may be licensed (or sublicensed) to You under terms stricter than those set forth in
Section 1.1. Please review visit www.lindows.com/licensing for the on-line documentation that accompanies certain Software Programs, or portions thereof, for the applicable Third Party Agreements. To the extent any Third Party Agreements require that Lindows provide rights to use, copy or modify a Software Program that are broader than the rights granted in Section 1.1, then such rights shall take precedence over the rights and restrictions granted in this Agreement solely for such Software Programs.

1.3 Violation of Licensing Terms. Any violation by You of the applicable license terms set forth in Section 1.1 or Section 1.2, as appropriate, shall immediately terminate Your license to use LindowsOS. If You do not agree to comply with and be bound by the terms of the applicable license agreement(s), do not install, distribute or otherwise use LindowsOS.

2. PROPRIETARY RIGHTS.

All right, title and interest in LindowsOS, including source code, documentation, appearance, structure and organization, are held by Lindows and/or its licensors and are protected by copyright and other laws. You may not copy or otherwise use LindowsOS, in whole or in part, except as expressly permitted in this Agreement. Title to LindowsOS, or to any copy, modification or merged portion of any of the Software Programs, shall at all times remain with Lindows and/or its licensors, subject to the terms of the applicable Third Party Agreement(s) to the Software Programs under consideration.

3. TRADEMARKS

"Lindows.com" and "LindowsOS" are registered trademarks of Lindows.com, Inc., All Rights Reserved. "Linux" is a registered trademark of Linus Torvalds. All other trademarks are the property of their respective owners. While certain Third Party Agreements described in Section 1.2 may allow You to copy, modify and distribute certain Software Programs, they do not permit You to distribute the Software Programs utilizing Lindows.com's trademarks.

4. LIMITED WARRANTY.

IF LINDOWSOS WAS DISTRIBUTED TO YOU BY LINDOWS OR A LINDOWS AUTHORIZED DISTRIBUTOR ON CD-ROM OR OTHER TANGIBLE STORAGE MEDIA, LINDOWS WARRANTS THAT THE STORAGE MEDIA IN THIS PRODUCT WILL BE FREE FROM DEFECT IN MATERIALS AND WORKMANSHIP UNDER NORMAL USE FOR A PERIOD OF THIRTY (30) DAYS FROM THE DATE THAT YOU ACQUIRE IT. IF SUCH A DEFECT OCCURS, RETURN THE MEDIA TO LINDOWS AT, LINDOWS.COM, INC., 9333 GENESEE AVE., SAN DIEGO, CA 92121, AND LINDOWS WILL REPLACE IT FREE OF CHARGE. THIS REMEDY IS YOUR EXCLUSIVE REMEDY FOR BREACH OF THIS WARRANTY.

EXCEPT WHERE SPECIFICALLY STATED OTHERWISE IN THIS AGREEMENT, LINDOWSOS, INCLUDING WITHOUT LIMITATION EACH SOFTWARE PROGRAM, IS PROVIDED TO YOU ON AN "AS IS" BASIS, WITHOUT ANY OTHER WARRANTIES OR CONDITIONS AND LINDOWS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THOSE ARISING BY LAW, STATUTE, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE. ANY WARRANTY OR REMEDY PROVIDED UNDER THIS AGREEMENT EXTENDS ONLY TO THE PARTY WHO PURCHASES A LICENSE TO LINDOWSOS FROM LINDOWS OR A LINDOWS AUTHORIZED DISTRIBUTOR.

Some jurisdictions do not allow the exclusion of implied warranties, so the above exclusion may not apply to You. You may have other rights which vary from jurisdiction to jurisdiction.

5. LIMITATION OF LIABILITY.

THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF LINDOWSOS IS ASSUMED BY YOU. NEITHER LINDOWS NOR ITS APPOINTED DEALERS, SUPPLIERS OR LICENSEES SHALL HAVE ANY LIABILITY TO YOU OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFIT, LOST OR DAMAGED DATA OR OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF LINDOWS OR SUCH DEALER, SUPPLIER OR LICENSEE HAS BEEN

ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR THEY ARE FORESEEABLE. OUR MAXIMUM AGGREGATE LIABILITY TO YOU AND THAT OF OUR DEALERS AND SUPPLIERS FOR DIRECT DAMAGES SHALL NOT EXCEED THE AMOUNT PAID BY YOU FOR LINDOWSOS. THE LIMITATIONS IN THIS SECTION SHALL APPLY WHETHER OR NOT THE ALLEGED BREACH OR DEFAULT IS A BREACH OF A FUNDAMENTAL CONDITION OR TERM OR A FUNDAMENTAL BREACH.

Some jurisdictions do not allow the limitation or exclusion of liability for incidental or consequential damage, so the above limitation may not apply to You.

6. DISTRIBUTION.

If You are permitted to redistribute any Software Programs under an appropriate OSLA, it is Your responsibility to comply with all export laws, rules and regulations in the jurisdictions where the Software Programs are exported from, exported to, or re-exported from time to time.

7. TERM.

This Agreement is effective until terminated. You may terminate this license at any time by destroying all copies of LindowsOS. The Agreement will terminate automatically if You fail to comply with any term or condition of the Agreement. The provisions of Sections 1.2 (regarding OSLAs that remain in force) and 2 - 8, shall survive termination.

8. GENERAL.

This Agreement, together with the Third Party Agreements, is the entire agreement regarding Your use of LindowsOS, superseding any other agreement or discussions, oral or written, and may not be changed except by a signed agreement. Except as set forth in the appropriate OSLA, You may not assign Your rights or obligations under this Agreement without the prior consent of Lindows. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law applicable to choice of law and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the state and federal courts located in San Diego County. In any action to enforce this Agreement, the prevailing party shall be entitled to costs and attorneys' fees. If any provision of this Agreement is declared by a Court of competent jurisdiction to be invalid, illegal, or unenforceable, such a provision shall be severed from the Agreement and the other provisions shall remain in full force and effect. At no time shall a failure or delay in enforcing any provisions, exercising any option or requiring performance, be construed to be a waiver.

                                   EXHIBIT "C"

                           LINDOWS BRANDING GUIDELINES

BRANDING FEATURES

To be provided on request.

TRADEMARK NOTICES

The Branding Features are trademarks and service marks of Lindows. The Branding Features shall be accompanied by the superscript "TM" or "(R)" symbol, as specified by Lindows, which must appear to the immediate right of the Branding Features. The footnote "LindowsOS is the trademark of Lindows, Inc." or "Lindows is the trademark of Lindows, Inc.", as applicable, shall accompany each use of the Branding Features (or, if a Branding Feature is used multiple times in a document, screen or packaging, such notice shall accompany the first prominent use in such document, screen or packaging).

USING THE BRANDING FEATURES

Distributor may only use the Branding Features as an indication that the Software is being offered to end users via distribution pursuant to this Agreement. Distributor may not use the Branding Features in such a way as to suggest that the Branding Features may also apply to any hardware or software other than the Software. When referring to Lindows, Inc., Distributor shall use the name "Lindows." When referring to the Software, Licensee shall use the trademark "LindowsOS."

SIZING AND PLACEMENT REQUIREMENTS

The digitized, machine-readable file for the artwork of the Branding Features shall be delivered as provided above in this Exhibit C. Distributor shall not alter this file or the Branding Features in any way, including, without limitation, changing the color of any of the logos or artwork, separating any words in the Branding Features from the remainder of the Branding Features or replacing words with any other words.

Distributor shall not combine the Branding Features with any other feature, including, without limitation, other marks, words, graphics, photos, slogans, numbers, design features or symbols.

The Branding Features shall not be larger or more prominent than the trademark, logo or any Distributor trade name that appears on the same packaging, documentation, advertising or other materials. The Branding Features shall not be smaller or less prominent than any name, trademark or logo of any third party that appears on the same packaging, documentation, advertising or other materials.